EXHIBIT 99.1


       AES REPORTS EARNINGS OF $0.42 PER SHARE FROM CONTINUING OPERATIONS
                 FOR FIRST NINE MONTHS OF 2003, THIRD QUARTER
                                $0.07 PER SHARE

               Revenues Increase 11% to $6.3 billion year-to-date
           $605 million of Corporate Debt Reduced during the Quarter

ARLINGTON, VA, October 30, 2003 -- The AES Corporation (NYSE: AES) announced today that income from continuing operations for the nine months ended September 30, 2003 was $247 million, or $0.42 per diluted share, up from a loss of $(211) million, or $(0.39) per diluted share, for the nine months ended September 30, 2002. Income from continuing operations for the quarter ended September 30, 2003, was $46 million, or $0.07 per diluted share, up from a loss of $(207) million, or $(0.38) per diluted share for the third quarter of 2002.

Revenues for the nine months ended September 30, 2003 were $6.3 billion, up from $5.7 billion for the nine months ended September 30, 2002. Revenues for the quarter ended September 30, 2003 were $2.3 billion, up from $1.9 billion for the quarter ended September 30, 2002. Operating income for the nine months ended September 30, 2003 was $1.5 billion, up from $1.3 billion for the nine months ended September 30, 2002. Operating income for the quarter ended September 30, 2003 was $541 million, up from $370 million for the quarter ended September 30, 2002. Included in operating income for the third quarter of 2003 and 2002 were charges (before income taxes) related to the write-off of terminated construction projects of $75 million and $168 million, respectively.

AES also announced that consolidated net cash provided by operating activities for the first nine months of 2003 was $1.1 billion and $349 million for the third quarter of 2003. Additionally, its subsidiary distributions to parent and qualified holding companies for the first nine months of 2003 totaled $799 and $319 million for the third quarter of 2003.

Net income for the nine months ended September 30, 2003 was $41 million, or $0.07 per diluted share compared to a loss of $(743) million, or $(1.38) per diluted share, for the nine months ended September 30, 2002. Net income for the quarter ended September 30, 2003 was $76 million, or $0.12 per diluted share compared to a loss of $(315) million, or $(0.58) per diluted share for the third quarter of 2002. The results for all periods include amounts related to discontinued operations, including Drax, because of the Company's decision during the third quarter of 2003 to withdraw its support for a restructuring at that business.

Paul Hanrahan, Chief Executive Officer, stated, "I am pleased with our results this quarter. We are beginning to see the positive financial impacts of our efforts to improve operating performance at our businesses as well as the effects of our corporate debt reduction efforts.

Additionally, we continue to see possibilities for attractive growth globally. The financial closing this quarter of our new 1200 mw contract generation power facility in Spain is one example of the select opportunities we are pursuing."

Barry Sharp, Chief Financial Officer, stated, "Our operating income, earnings per share and cash flow results continue to be in line with our expectations. We are also pleased with the continued progress we made in reducing our corporate level debt. During the quarter we reduced parent debt by $605 million, resulting in cumulative corporate debt reduction of $1,028 million since the beginning of 2003. During the quarter we also completed the final component of our recent corporate refinancing efforts with the successful execution of our $950 million term loan and revolver financings."

Conference Call Information
This information will be discussed on a conference call to be held on Thursday, October 30, 2003, at 9:00 am (Eastern Time). You may access the call via a live web cast which will be available online at http://www.aes.com under the Investor Relations section. This web cast will be available online until Friday, November 7, 2003. A telephonic replay of the call will also be available from approximately 12:00 pm on Thursday, October 30, until 6:00 pm on Friday, November 7 (Eastern Time). Please dial (877) 519 4471. The system will ask for a reservation number; please enter 4186015 followed by the pound key (#). International callers should dial (973) 341 3080.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain "forward-looking statements" regarding The AES Corporation's business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

The company's generating assets include interests in 118 facilities totaling over 45 gigawatts of capacity, in 28 countries. AES's electricity distribution network sells 89,614 gigawatt hours per year to over 11 million end-use customers.

                                 *  *  *  *  *

For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS ENDED SEPTEMBER 30, 2003 AND 2002

----------------------------------------------------------------------------------------------------
                                                                              Quarter       Quarter
                                                                               Ended         Ended
($ in millions, except per share amounts)                                    9/30/2003     9/30/2002
----------------------------------------------------------------------------------------------------
REVENUES:
Sales and services                                                            $ 2,322      $ 1,896

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                                      1,668        1,357
Selling, general and administrative expenses                                       36           10
Other operating expense (income), net                                               2           (9)
Loss on write-down of assets                                                       75          168
                                                                            ----------   ----------
Total operating costs and expenses                                              1,781        1,526
                                                                            ----------   ----------
OPERATING INCOME                                                                  541          370

OTHER INCOME AND (EXPENSE):
Interest expense, net                                                            (422)        (399)
Other nonoperating income, net                                                      9           14
Foreign currency transaction losses                                               (39)        (243)
Equity in earnings (losses) of affiliates (before income tax)                      12          (20)
                                                                            ----------   ----------
INCOME (LOSS) BEFORE INCOME TAXES AND
  MINORITY INTEREST                                                               101         (278)

Income tax expense (benefit)                                                       20          (91)
Minority interest expense                                                          35           20
                                                                            ----------   ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                           46         (207)

Income (loss) from operations of discontinued components (net
  of income tax (expense) benefit of ($32) and $16, respectively)                  30         (108)
                                                                            ----------   ----------
NET INCOME (LOSS)                                                             $    76      $  (315)
                                                                            ==========   ==========

DILUTED EARNINGS PER SHARE:
Income from continuing operations                                             $  0.07      $ (0.38)
Discontinued operations                                                          0.05        (0.20)
                                                                            ----------   ----------
Total                                                                         $  0.12      $ (0.58)
                                                                            ==========   ==========

Diluted weighted average
  shares outstanding (in millions)                                                624          542
                                                                                  ===          ===

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

----------------------------------------------------------------------------------------------------
                                                                          Nine Months    Nine Months
                                                                             Ended          Ended
($ in millions, except per share amounts)                                  9/30/2003      9/30/2002
----------------------------------------------------------------------------------------------------
REVENUES:
Sales and services                                                            $ 6,328      $ 5,706

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                                      4,596        4,169
Selling, general and administrative expenses                                       97           64
Other operating expense (income), net                                              25          (40)
Loss on write-down of assets                                                      106          168
                                                                            ---------    ---------

Total operating costs and expenses                                              4,824        4,361
                                                                            ---------    ---------

OPERATING INCOME                                                               1,504         1,345

OTHER INCOME AND (EXPENSE):
Interest expense, net                                                         (1,320)       (1,105)
Other nonoperating income, net                                                   108            36
Foreign currency transaction gains (losses)                                      114          (455)
Equity in earnings of affiliates (before income tax)                              57            35
Loss on sale or write-down of investments                                          -          (115)
                                                                            ---------    ---------

INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST                                                               463         (259)

Income tax expense (benefit)                                                      128          (37)
Minority interest expense (income)                                                 88          (11)
                                                                            ---------    ----------

INCOME FROM CONTINUING OPERATIONS                                                 247         (211)

Loss from operations of discontinued components (net of
  income tax benefit (expense) of $4 and $(12), respectively)                    (204)        (186)
                                                                            ---------    ----------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                                             43         (397)

Cumulative effect of accounting change
  (net of income taxes of $1 and $72)                                             (2)         (346)
                                                                            ---------    ----------

NET INCOME (LOSS)                                                                $ 41       $ (743)
                                                                            =========    ==========


DILUTED EARNINGS PER SHARE:
Income from continuing operations                                              $ 0.42      $ (0.39)
Discontinued operations                                                         (0.35)       (0.34)
Cumulative effect of accounting change                                              -        (0.65)
                                                                            ---------    ----------
Total                                                                          $ 0.07      $ (1.38)
                                                                            =========    =========

Diluted weighted average
  shares outstanding (in millions)                                                588          537
                                                                                  ===          ===

Business Segment Results

AES's business segments, which include Contract Generation, Large Utilities, Competitive Supply and Growth Distribution, generated combined income before income taxes, excluding the Corporate segment, of $214 million for the third quarter of 2003, as compared with a loss of $(202) million for the third quarter of 2002. Total income before income taxes, including the Corporate segment, was $66 million for the third quarter of 2003, as compared with a loss of $(298) million for the same period in 2002. On a geographic basis, income before income taxes from the business segments was generated $123 million from North America, $44 million from South America, $43 million from Asia, $(54) million from Europe and Africa, and $58 million from the Caribbean. All amounts have been restated to reflect discontinued operations that have occurred in the current and prior periods.

Contract Generation

           ($ in millions)                     3Q           3Q
                                              2003         2002        Variance
                                              ----         ----        --------
     Segment revenues                         $817         $599          $218
        % of total revenues                    35%          32%            3%

     Gross margin                             $327         $242          $ 85
        % of segment revenues                  40%          40%           --%

     Income before income taxes               $ 71         $144         $(73)
        % of income before income taxes
        from segments                          33%          71%         (38)%

Contract Generation consists of multiple power generation facilities located around the world that generally have contractually limited their exposure to commodity price risks and electricity price volatility by entering into long-term (5 years or longer) power purchase agreements for 75% or more of their expected output capacity.

For the third quarter of 2003, Contract Generation revenues were $817 million and represented 35% of total revenues, an increase of $218 million over the third quarter of 2002. The most significant contributions continued to be from North and South America, which in aggregate comprised 58% of Contract Generation revenue for the quarter as compared to 68% for the same period in 2002. Revenues were enhanced with the addition of recently completed commercial contract generation businesses totaling 1,451 mw (added subsequent to the third quarter of 2002), including Red Oak in New Jersey (832 mw gas), Puerto Rico (454 mw coal), Kelanitissa in Sri Lanka (165 mw gas), Barka in Oman (427 mw gas), Ras Laffan in Qatar (750 mw gas) and Andres in the Dominican Republic (310 mw gas). Revenues also improved at Los Mina in the Dominican Republic, Merida III in Mexico, Tiszai in Hungary, Gener in Chile and Tiete in Brazil.

These improvements were offset by declines at Shady Point in Oklahoma due to a step-down in the contracted capacity payment and at Lal Pir and Pak Gen in Pakistan.

The gross margin for the Contract Generation segment was $327 million for the quarter, an increase of 35% from the third quarter of 2002. Gross margin increases were attributable to Tiete in Brazil and Gener in Chile. Additionally, new plants that came online subsequent to the third quarter of 2002 contributed to the increase. These increases were partially offset by declines in gross margin at Beaver Valley in Pennsylvania, Shady Point in Oklahoma and the Chigen plants in China. As a percentage of revenues, the gross margin for the Contract Generation segment was 40% in the third quarter of 2003 which is consistent with the third quarter of 2002.

Contract Generation generated $71 million of income before income taxes (or 33% of the net total) for the third quarter of 2003, a decrease from $144 million in the third quarter of 2002. South America showed an increase due to Gener in Chile and Tiete in Brazil. North America experienced declines due to Beaver Valley in Pennsylvania, Warrior Run in Maryland due to significant FAS 133 mark-to-market gains in 2002, Shady Point in Oklahoma due to a step-down in the contracted capacity payment and Hawaii due to write-offs of deferred financing and swap breakage costs of $22 million related to their non-recourse debt refinancing. These declines were partially offset by increases in the Southland plants in California. The Caribbean experienced an overall increase due to the start of commercial operations at Puerto Rico. Europe/Africa experienced a significant decrease due to the $76 million write-off of previously capitalized costs of Bujugali, a construction project in Uganda that the company decided to terminate during the third quarter of 2003. Asia had increases due to the start of commercial operations at Barka and Ras Laffan and improvements at Lal Pir and Pak Gen in Pakistan.

Competitive Supply

           ($ in millions)                     3Q           3Q
                                              2003         2002        Variance
                                              ----        -----        --------
     Segment revenues                         $288        $ 216          $ 72
        % of total revenues                    12%          11%            1%

     Gross margin                             $ 53        $  50          $  3
        % of segment revenues                  18%          23%          (5)%

     Income (loss) before income taxes        $ 20       $(152)          $172
        % of income before income taxes
        from segments                           9%        (75)%           84%

Competitive Supply consists primarily of the power plants selling electricity directly to wholesale customers in competitive markets and, as a result, the profitability of such plants are generally more sensitive to fluctuations in the market price of electricity, natural gas and coal, in particular.

For the third quarter of 2003, Competitive Supply revenues were $288 million and represented 12% of total revenues for the quarter. The most significant contributions were from the competitive markets of the U.S. which comprised 61% of Competitive Supply revenue for the quarter compared to 55% for the same quarter of 2002. Competitive market prices increased quarter over quarter in New York, which resulted in increased revenue in the New York plants. Additionally, other plants showed revenue improvements, including Alicura and CTSN in Argentina. An increase in revenue also resulted from the start of commercial operations at Granite Ridge in New Hampshire (720 mw gas) and Wolf Hollow in Texas (730 mw gas). These increases were partially offset by decreased revenues from Deepwater in Texas due to an outage during the third quarter of 2003 and from Ottana in Italy.

Gross margin as a percentage of revenues for the Competitive Supply segment was 18% in the third quarter of 2003, a decrease from 23% in the third quarter of 2002. Overall, the gross margin for Competitive Supply increased to $53 million from $50 million. Margins and margin percentages were lower at Deepwater in Texas and Granite Ridge in New Hampshire. These decreases were partially offset by increased margins and margin percentages at the New York plants in North America, CTSN and Alicura in South America and Altai in Asia.

Competitive Supply generated $20 million of income before taxes (or 9% of the net total) for the third quarter of 2003, which represents a $172 million improvement over the same period in 2002. The increase is primarily due to the write-off of $168 million of construction costs associated with Greystone, a project in Tennessee, in the third quarter of 2002. Operationally, during 2003 increases at CTSN in Argentina and the New York plants were partially offset by decreases at Granite Ridge in New Hampshire, Parana in Argentina and Deepwater in Texas.

Large Utilities

           ($ in millions)                     3Q           3Q
                                              2003         2002        Variance
                                              ----        -----        --------
     Segment revenues                         $908        $ 783          $125
        % of total revenues                    39%          41%          (2)%

     Gross margin                             $244        $ 199          $ 45
        % of segment revenues                  27%          25%            2%

     Income (loss) before income taxes        $120       $(175)          $295
        % of income before income taxes
        from segments                          56%        (87)%          143%

The Large Utilities segment is comprised of the large integrated utilities that serve nearly 7 million customers in North America, the Caribbean and South America. The Large Utility businesses include IPALCO in Indiana, EDC in Venezuela and Eletropaulo in Brazil.

For the third quarter of 2003, revenues for Large Utilities were $908 million and represented 39% of total revenues for the quarter. Revenues for Large Utilities increased $125 million, or 16%, from the third quarter of 2002. Eletropaulo's revenues for the third quarter increased due to appreciation of the Brazilian Real compared to the same quarter of 2002. EDC's revenues increased due to higher demand and a tariff increase offset by devaluation of the Venezuelan Bolivar. IPALCO had a slight decrease quarter over quarter due to milder weather in 2003.

The gross margin as a percentage of revenues for the Large Utility segment was 27% for the third quarter of 2003 compared to 25% for the third quarter of 2002. Eletropaulo's gross margin increased mainly due to appreciation of the Brazilian Real. EDC's gross margin increased due to higher demand and increased tariffs in the third quarter of 2003 compared to 2002. IPALCO experienced a lower margin and margin percentage due to milder weather and higher operating and maintenance costs in 2003. Overall, gross margin for Large Utilities increased to $244 million for the third quarter of 2003 from $199 million in the third quarter of 2002.

Large Utilities generated $120 million of income before income taxes (or 56% of the net total) for the third quarter of 2003, up from a loss of $(175) million for the same period in 2002. The increase relates primarily to the significant devaluation experienced in the third quarter of 2002 which resulted in foreign currency transaction losses of $244 million at Eletropaulo as compared to losses of $26 million in the third quarter of 2003.

Growth Distribution

           ($ in millions)                      3Q           3Q
                                              2003         2002        Variance
                                              ----         ----        --------
     Segment revenues                         $309         $298          $ 11
        % of total revenues                    13%          16%          (3)%

     Gross margin                             $ 30         $ 48          $(18)
        % of segment revenues                  10%          16%          (6)%

     Income (loss) before income taxes        $  3         $(19)         $ 22
        % of income before income taxes
        from segments                           1%         (9)%           10%

The Growth Distribution segment, serving nearly 5 million customers, consists of electricity distribution companies that are generally located in developing countries or regions where the demand for electricity is expected to grow at a rate higher than in more developed regions.

For the third quarter of 2003, revenues were $309 million, a 3% increase over the third quarter of 2002, and represented 13% of total revenues for the quarter. The Caribbean and South America represent the most significant contributors with 74% of Growth

Distribution revenues, while Europe/Africa contributes the remaining 26%. There were increases in revenues at Eden & Edes and Edelap in Argentina, Sonel in Cameroon, Sul in Brazil and Clesa and Caess in El Salvador. These were partially offset by reductions at Ede Este in the Dominican Republic.

The gross margin as a percentage of revenues for the Growth Distribution segment was 10% in the third quarter of 2003, a decrease from 16% in the third quarter of 2002. Gross margin and gross margin percentages declined at Ede Este in the Dominican Republic and Sonel in Cameroon. These declines were partially offset by increased gross margins at Caess in El Salvador and Sul in Brazil. Overall, the gross margin for the Growth Distribution segment decreased to $30 million for the third quarter of 2003.

Growth Distribution businesses generated $3 million of income before income taxes for the third quarter of 2003, an increase of $22 million from a loss before income taxes of $(19) million for the third quarter of 2002. Income before income taxes increased at Sul in Brazil and Caess in El Salvador. These increases were partially offset by lower operating margins at Ede Este in the Dominican Republic, Sonel in Cameroon and Eden & Edes in Argentina.

THE AES CORPORATION  ---  Supplemental Data

($ in millions, except Total Assets in billions)

                                        ---------------------------2002------------------------     -------------2003--------------
                                        1st Qtr     2nd Qtr     3rd Qtr     4th Qtr        Year     1st Qtr     2nd Qtr     3rd Qtr
                                        -------     -------     -------     -------      ------     -------     -------     -------
GEOGRAPHIC:
    North America
    Revenues                            $   489     $   490     $   569     $   538     $ 2,086     $   551     $   515     $   635
    Income before Income Taxes (4)      $   137     $   138     $     5     $    (4)    $   276     $   117     $    92     $   123

    Caribbean (1)
    Revenues                            $   373     $   365     $   334     $   383     $ 1,455     $   400     $   410     $   423
    Income before Income Taxes (4)      $    59     $    73     $    41     $   (62)    $   111     $    13     $   (18)    $    58

    South America
    Revenues                            $   785     $   707     $   710     $   685     $ 2,887     $   675     $   796     $   908
    Income before Income Taxes (4)      $    (9)    $  (264)    $  (288)    $  (957)    $(1,518)    $    57     $   133     $    44

    Europe/Africa
    Revenues                            $   217     $   176     $   195     $   234     $   822     $   236     $   209     $   218
    Income before Income Taxes (4)      $    53     $    29     $    17     $    59     $   158     $    56     $    24     $   (54)

    Asia
    Revenues                            $   100     $   108     $    88     $    96     $   392     $   107     $   107     $   138
    Income before Income Taxes (4)      $    36     $    39     $    23     $    18     $   116     $    41     $    37     $    43

    Corporate (3)
    Income before Income Taxes (4)      $  (124)    $  (117)    $   (96)    $  (144)    $  (481)    $  (137)    $  (106)    $  (148)

SEGMENTS:
    Contract Generation
    Revenues                            $   652     $   632     $   599     $   668     $ 2,551     $   716     $   735     $   817
    Gross Margin (2)                    $   272     $   260     $   242     $   291     $ 1,065     $   290     $   285     $   327
    Income before Income Taxes (4)      $   181     $   144     $   144     $   148     $   617     $   154     $   124     $    71

    Competitive Supply
    Revenues                            $   198     $   181     $   216     $   231     $   826     $   236     $   208     $   288
    Gross Margin (2)                    $    33     $    34     $    50     $    60     $   177     $    68     $    40     $    53
    Income before Income Taxes (4)      $   (62)    $   (30)    $  (152)    $   (89)    $  (333)    $    63     $    31     $    20

    Large Utilities
    Revenues                            $   768     $   863     $   783     $   736     $ 3,150     $   702     $   777     $   908
    Gross Margin (2)                    $   232     $   186     $   199     $    70     $   687     $   165     $   164     $   244
    Income before Income Taxes (4)      $   134     $    50     $  (175)    $  (951)    $  (942)    $    69     $    91     $   120

    Growth Distribution
    Revenues                            $   346     $   170     $   298     $   301     $ 1,115     $   315     $   317     $   309
    Gross Margin (2)                    $    76     $   (95)    $    48     $   (14)    $    15     $    42     $    24     $    30
    Income before Income Taxes (4)      $    23     $  (149)    $   (19)    $   (54)    $  (199)    $    (2)    $    22     $     3

    Corporate (3)
    Income before Income Taxes (4)      $  (124)    $  (117)    $   (96)    $  (144)    $  (481)    $  (137)    $  (106)    $  (148)

ADDITIONAL INFORMATION:
    Revenues                            $ 1,964     $ 1,846     $ 1,896     $ 1,936     $ 7,642     $ 1,969     $ 2,037     $ 2,322
    Gross Margin (2)                    $   613     $   385     $   539     $   407     $ 1,944     $   565     $   513     $   654
    Gross Margin Percentage (2)              31%         21%         28%         21%         25%         29%         25%         28%
    Income before Income Taxes (4)      $   152     $  (102)    $  (298)    $(1,090)    $(1,338)    $   147     $   162     $    66
    Total Assets (billions)             $    40     $    39     $    37     $    34     $    34     $    33     $    34     $    30
    Depreciation and Amortization       $   170     $   171     $   164     $   167     $   672     $   175     $   188     $   203
    FAS 133 Gain (Loss)(5)              $     4     $    43     $  --       $   (45)    $     2     $    (9)    $   (18)    $   (11)
    Foreign Exchange Gain (Loss)
       from Brazil(5)                   $   (10)    $   (85)    $  (203)    $    46     $  (252)    $    22     $    82     $   (19)
    Foreign Exchange Gain (Loss)
       from Argentina(5)                $   (82)    $   (52)    $  --       $    (5)    $  (139)    $    33     $    21     $   (22)
    Foreign Exchange Gain (Loss)
       from Venezuela(5)                $    65     $    25     $    21     $   (72)    $    39     $     4     $   (17)    $    10
    Foreign Exchange Gain (Loss)
       from Dominican Republic(5)       $    (3)    $    (2)    $    (7)    $   (12)    $   (24)    $   (23)    $   (13)    $    (2)

    (1) Includes Venezuela and Colombia.
    (2) Gross Margin is revenues reduced by cost of sales and services.
    (3) Corporate consists of interest expense and selling, general and administrative expenses. Revenue and Gross Margin for Corporate equal zero.
    (4) Amount is net of pre-tax minority interest.
    (5) Amount is net of the income tax effect.



                                    CONSOLIDATED BALANCE SHEETS
                              SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

($ in millions)                                                     September 30, 2003  December 31, 2002
                                                                    ------------------  ------------------
Assets:
   Current assets:
   Cash and cash equivalents                                                  $ 1,477               $ 797
   Restricted cash                                                                433                 160
   Short term investments                                                         204                 177
   Accounts receivable, net of reserves of $360 and $375,
     respectively                                                               1,263               1,078
   Inventory                                                                      399                 366
   Receivable from affiliates                                                      16                  25
   Deferred income taxes - current                                                127                 130
   Prepaid expenses                                                                85                  64
   Other current assets                                                           769                 923
   Current assets of held for sale and discontinued businesses                    141                 629
                                                                    -----------------   -----------------
     Total current assets                                                       4,914               4,349

   Property, Plant and Equipment:
   Land                                                                           754                 699
   Electric generation and distribution assets                                 20,883              18,313
   Accumulated depreciation                                                    (4,739)             (4,049)
   Construction in progress                                                     2,048               3,211
                                                                    -----------------   -----------------
     Property, plant and equipment, net                                        18,946              18,174

   Other assets:
   Deferred financing costs, net                                                  432                 397
   Project development costs                                                        5                  15
   Investment in and advances to affiliates                                       675                 678
   Debt service reserves and other deposits                                       380                 508
   Goodwill, net                                                                1,385               1,388
   Deferred income taxes - noncurrent                                             999                 939
   Long-term assets of held for sale and discontinued businesses                  584               6,111
   Other assets                                                                 2,095               1,671
                                                                    -----------------   -----------------
     Total other assets                                                         6,555              11,707
                                                                    -----------------   -----------------
      Total Assets                                                           $ 30,415            $ 34,230
                                                                    =================   =================

Liabilities and Stockholders' Equity:
   Current liabilities:
   Accounts payable                                                           $ 1,148             $ 1,107
   Accrued interest                                                               643                 362
   Accrued and other liabilities                                                1,384               1,118
   Current liabilities of held for sale and discontinued businesses                67                 607
   Recourse debt-current portion                                                    -                  26
   Non-recourse debt-current portion                                            4,303               3,291
                                                                    -----------------   -----------------
     Total current liabilities                                                  7,545               6,511

   Long-term liabilities:
   Recourse debt                                                                5,280               5,778
   Non-recourse debt                                                           10,045              10,628
   Deferred income taxes                                                          838                 981
   Long-term liabilities of held for sale and discontinued businesses             354               5,127
   Pension liabilities                                                          1,275               1,166
   Other long-term liabilities                                                  2,685               2,584
                                                                    -----------------   -----------------
     Total long-term liabilities                                               20,477              26,264

   Minority interest, including discontinued operations of $41 in 2002            897                 818
   Company obligated convertible mandatorily redeemable
     preferred securities of subsidiary trusts holding
     solely junior subordinated debentures of AES                                 809                 978

   Stockholders' equity (deficit):
   Common stock                                                                     6                   6
   Additional paid-in capital                                                   5,710               5,312
   Accumulated deficit                                                           (659)               (700)
   Accumulated other comprehensive loss                                        (4,370)             (4,959)
                                                                    -----------------   -----------------
     Total stockholders' equity (deficit)                                         687                (341)
                                                                    -----------------   -----------------

      Total Liabilities and Stockholders' Equity (Deficit)                   $ 30,415            $ 34,230
                                                                    =================   =================

                 CAPITAL RESOURCES AND OTHER BALANCE SHEET DATA
                                 ($in billions)

                                                  September 30,    December 31,
Capitalization:                                        2003             2002
                                                  -------------    ------------
Recourse debt                                            $ 5.28          $ 5.80
Non-recourse debt                                         14.35           13.92
                                                  -------------    ------------
Total debt                                                19.63           19.72

Preferred Securities                                       0.81            0.98

Minority Interest                                          0.90            0.82

Stockholders' equity                                       0.69           (0.34)
                                                  -------------    ------------
Total capitalization                                    $ 22.03         $ 21.18
                                                  =============    ============


Selected Balance Sheet Data by Geographic Region:

                                                  Property, Plant        Total      Non-recourse
September 30, 2003                                  & Equipment         Assets          Debt
                                                  ----------------------------------------------
North America                                            $ 6.07          $ 7.52         $ 4.47
Caribbean                                                  4.70            6.05           2.45
South America                                              5.14           10.15           5.30
Europe/Africa                                              1.41            2.67           0.80
Asia                                                       1.62            2.47           1.33
Discontinued Operations                                       -            0.73              -
Corporate                                                  0.01            0.83              -

December 31, 2002
North America                                            $ 6.12          $ 7.41         $ 4.26
Caribbean                                                  5.13            6.54           2.90
South America                                              4.23            8.63           4.96
Europe/Africa                                              1.30            2.32           0.74
Asia                                                       1.38            2.19           1.06
Discontinued Operations                                       -            6.74              -
Corporate                                                  0.01            0.40              -

Selected Balance Sheet Data by Line of Business:

                                                  Property, Plant       Total       Non-recourse
September 30, 2003                                  & Equipment         Assets          Debt
                                                  ----------------------------------------------
Contract Generation                                      $ 9.09         $ 13.51         $ 7.61
Competitive Supply                                         2.38            3.14           1.00
Large Utilities                                            5.90            9.24           4.63
Growth Distribution                                        1.57            2.97           1.11
Discontinued Operations                                       -            0.73              -
Corporate                                                  0.01            0.83              -

December 31, 2002
Contract Generation                                      $ 8.06         $ 12.09         $ 6.54
Competitive Supply                                         3.03            3.73           1.56
Large Utilities                                            5.64            8.45           4.65
Growth Distribution                                        1.43            2.82           1.17
Discontinued Operations                                       -            6.74              -
Corporate                                                  0.01            0.40              -


                                                         The AES Corporation
                                                    Parent Financial Information
------------------------------------------------------------------------------------------------------------------------------------
Parent only data: last four quarters
($ in millions)                                                                        4 Quarters Ended
                                                                 December 31,   March 31,  June 30,   September 30,  December 31,
Total subsidiary distributions & returns of                          2002          2003      2003          2003          2003
capital to Parent                                                   Actual        Actual    Actual        Actual     Forecast (1)
--------------------------------------------                     ------------   ---------  --------   -------------  ------------
Subsidiary distributions to Parent                                     $ 804       $ 658     $ 773         $ 909        $ 1,037
Net distributions to/(from) QHCs (2)                                     291         286       208           139              5
                                                                 ------------   ---------  --------   ----------     ----------
Subsidiary distributions                                               1,095         944       981         1,048          1,042

Returns of capital distributions to Parent                                84          43        54           248            298
Net returns of capital distributions to/(from)
  QHCs (2)                                                                 0           0         6            (1)             6
                                                                 ------------   --------   --------   ----------     ----------
Returns of capital distributions                                          84          43        60           247            304

Combined distributions & return of capital
  received                                                             1,179         987     1,041         1,295          1,346
Less: combined net distributions & returns of
  capital to/(from) QHCs (2)                                            (291)       (286)     (214)         (138)           (11)
                                                                 ------------   --------   --------   ----------     ----------
Total subsidiary distributions & returns of
  capital to Parent                                                    $ 888       $ 701     $ 827       $ 1,157        $ 1,335
                                                                 ============   ========   ========   ==========     ==========

----------------------------------------------------------------------------------------------------------------------------------
Parent only data: quarterly
($ in millions)                                                                            Quarter Ended
                                                                 September 30, December 31,  March 31,    June 30,   September 30,
Total subsidiary distributions & returns                            2002           2002         2003        2003        2003
  of capital to Parent                                             Actual         Actual       Actual      Actual      Actual
--------------------------------------------------               ------------  ------------  -----------  --------   -------------

Subsidiary distributions to Parent                                     $ 176       $ 149        $ 136        $ 312        $ 312
Net distributions to/(from) QHCs (2)                                      76         100           44          (12)           7
                                                                 ------------  ---------     -----------  --------   -------------
Subsidiary distributions (3)                                             252         249          180          300          319

Returns of capital distributions to Parent                                 4          23            2           24          199
Net returns of capital distributions to/(from)
  QHCs (2)                                                                 0           0            0            6           (7)
                                                                 ------------  ---------     -----------  --------   -------------
Returns of capital distributions                                           4          23            2           30          192

Combined distributions & return of capital
  received                                                                256        272           182         330          511
Less: combined net distributions & returns of
  capital to/(from) QHCs (2)                                              (76)      (100)          (44)          6            0
                                                                 ------------   --------     -----------  --------   -------------
Total subsidiary distributions & returns of
  capital to Parent                                                     $ 180      $ 172         $ 138       $ 336        $ 511
                                                                 ============   ========     ===========  ========   =============


Liquidity (4)                                                                                 Balance at
-------------                                                    September 30,  December 31,   March 31,    June 30,  September 30,
($ in millions)                                                       2002          2002         2003         2003        2003
                                                                     Actual        Actual       Actual       Actual      Actual
                                                                 -------------  ------------  ----------  ----------  -------------
Cash at Parent                                                          $ 384       $ 184        $ 395       $ 913         $ 528
Availability under revolver                                                 5          18           28          39           172
Cash at QHCs (2)                                                            6          10           66          29            35
                                                                 -------------  ------------   ---------  ----------  -------------
 Ending liquidity                                                      $ 395        $ 212        $ 489       $ 981         $ 735
                                                                 =============  ============   =========  ==========  =============


During the third quarter of 2003 the AES Corporation reduced parent and related debt by approximately $605 million (from $6,772 million to $6,167 million). During the nine months ended September 30, 2003 the AES Corporation reduced parent and related debt by approximately $1,028 million (from $7,195 million to $6,167 million).

(1)  Forecasted financial information is based on certain material assumptions. Such assumptions include, but are not limited to the following:

     a.   We assume continued normal levels of operating performance and electricity demand at our distribution companies.

     b.   We assume operational performance at our contract generation businesses consistent with historical levels and in accordance with the provisions of the relevant contracts.

     c.   Our assumptions about asset sales include transactions that are supported by signed agreements and that have been previously announced.

(2)  The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the
     US. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

(3)  Total subsidiary distributions for the nine months ended September 30, 2003 were $799 million.

(4)  AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a Parent company because of the non-recourse nature of most of AES's indebtedness.

Certain statements regarding AES's ("the Company's") business operations may constitute "forward looking statements" as defined by the Securities and Exchange Commission.

Such statements are not historical facts, but are predictions about the future which inherently involve risks and uncertainties, which could cause our actual results to differ from those contained in the forward looking statement. We urge investors to read our descriptions and discussions of these risks that are contained under the section "Risk Factors" in the Company's Annual Report/Form
10K for the year ended December 31, 2002.